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                                  EXHIBIT 21

                             LIST OF SUBSIDIARIES


All of the entities listed below are wholly owned subsidiaries of K-Swiss Inc.

1.    K-Swiss Pacific Inc., a Massachusetts corporation.

2. K-Swiss International Ltd., a corporation organized under the laws of Bermuda.

3.    K-Swiss (UK) Ltd., a United Kingdom corporation.

4.    K-Swiss Amsterdam B.V., a Dutch corporation.

5.    K-Swiss S.A. de C.V., a Mexico corporation.

6.    K-Swiss Australia Pty. Ltd., an Australia corporation.

7.    K-Swiss International Services (BAARN) B.V., a Dutch corporation.

8.    K-Swiss Direct Inc., a California corporation.

9.    K-Swiss Sales Corp., a Delaware corporation.

10.   K-Swiss NS Inc., a Delaware corporation.

11.   K-Swiss Canada Corp., a Nova Scotia company.

12.   1166789 Ontario Inc., an Ontario, Canada corporation.

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